EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-221785 on Form S-1 and Registration Statement No. 333-221787 on Form S-8 of our report dated February 27, 2020, relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standard Update No. 2016-02, Leases (Topic 842), under the modified retrospective method), appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 27, 2020